Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No.7 of Registration Statement on Form S-1 of our report dated April 15, 2014, except for the effects of the restatements as to which the date is September 26, 2014, relating to the consolidated financial statements of World Moto, Inc. as of December 31, 2013 and 2012, for the years ended December 31, 2013 and 2012, and for the period from March 24, 2008 (inception) to December 31, 2013. We also consent to the reference to our firm under the heading "Interests of Named Experts and Counsel" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

November 21, 2014